Amended and Restated on January 1, 2026

Exhibit 10.7
XYLEM
SENIOR EXECUTIVE SEVERANCE PLAN

1.Purpose
The purpose of this Xylem Senior Executive Severance Plan ("Plan") is to assist in occupational transition by providing severance pay for employees covered by this Plan whose employment is terminated under the conditions described in this Plan.
The Plan first became effective as of October 31, 2011 following the spin-off of Xylem Inc. from ITT Corporation on October 31, 2011.
2.Covered Employees
Covered employees under this Plan ("Executives") are full-time, regular salaried employees of Xylem Inc. ("Xylem") or of any Xylem subsidiary company (“Affiliate”) (collectively or individually as the context requires the "Company") who are designated as covered employees in Band A under the Plan by the Leadership Development and Compensation Committee of Xylem’s Board of Directors. Executives who are employed outside of the United States are eligible for country specific severance benefits (only) if the country specific severance benefits are higher than the severance benefits listed below.
3.Severance Pay Upon Termination of Employment
If the Company terminates an Executive's employment, the Executive will be provided severance pay in accordance with the terms of this Plan except where the Executive:
•is terminated for Cause; “Cause” means (i) the Executive’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) or (ii) the Executive willfully engaging in conduct that demonstrably and materially injures the Company or its Affiliates, monetarily or otherwise. “Willful” means the action is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company,
•accepts employment or refuses comparable employment with a purchaser as provided in Section 7, "Divestiture", or
•voluntarily terminates employment with the Company prior to the date the Company selects as the Executive’s last day of active employment (“Scheduled Termination Date”).
No severance pay will be provided under this Plan where the Executive terminates employment by:
•voluntarily resigning or retiring, or
•failing to return from an approved leave of absence (including a medical leave of absence).
No severance pay will be provided under this Plan on any termination of employment as a result of the Executive's death or disability.
4.Severance Benefits
A.Severance Pay is the sum of:
(i)for the Chief Executive Officer, two (2) times, and for all other Band A executives, one (1) times the current annual base salary rate paid or in effect (whether or not deferred) with respect to the Executive at the time of the Executive’s termination of employment, and
(ii)the target Annual Incentive Plan amount prorated based on time employed for the current fiscal year.

B.Benefits
Continued health and life insurance benefits for a two (2) year period for the Chief Executive Officer and a one (1) year period for all other Band A executives, following the Executive’s termination of employment at the same cost to the Executive, and at the same coverage levels, as provided to the Executive (and the Executive’s eligible dependents) immediately prior to his or her termination of employment. In the event the Company changes health and/or life insurance programs, coverage levels, benefit providers and/or modifies benefit contributions, the Executive would be treated consistent with other Band A executives. In the event continuation of health and/or life insurance is not permissible, the Company may provide alternative benefits or payments as described under the subheading “General” below.
C.Outplacement – Outplacement services for one (1) year following the Executive’s termination of employment.
General
If, for any reason at any time, the Company is unable to treat the Executive as being eligible for ongoing participation in the health and life insurance benefit plans in existence immediately prior to the termination of employment of the Executive, and if, as a result, the Executive does not receive a benefit or receives a reduced benefit, the Company will provide such benefits by making available equivalent benefits from other sources or making cash payments providing equivalent value (as reasonably determined in good faith by the Company) in a manner consistent with Section 15 below.
5.Form of Payment of Severance Pay
Severance Pay will be paid in the form of salary continuation or a lump sum as determined by the Company.
In the event of an Executive's death during the period the Executive is receiving Severance Pay, the amount of severance pay remaining will be paid in a discounted lump sum to the Executive's spouse or to such other beneficiary or beneficiaries designated by the Executive in writing, or, if the Executive is not married and failing such designation, to the estate of the Executive. Any discounted lump sum paid under this Plan will be equal to the present value of the remaining periodic payments of severance pay as determined by Xylem using an interest rate equal to the prime rate at Citibank in effect on the date of the Executive's death.
If an Executive is receiving Severance Pay, the Executive must continue to be available to render to the Company reasonable assistance, consistent with the level of the Executive's prior position with the Company, at times and locations that are mutually acceptable. In requesting such services, the Company will take into account any other commitments that the Executive may have. After the Scheduled Termination Date and normal wind up of the Executive's former duties, the Executive will not be required to perform any regular services for the Company. In the event the Executive secures other employment during the period the Executive is receiving Severance Pay, the Executive must promptly notify the Company.
Severance Pay will cease if an Executive is rehired by the Company.
6.Divestiture
If a Xylem subsidiary or division of Xylem where an Executive is employed is sold or divested and if (i) the Executive accepts employment or continued employment with the purchaser or (ii) refuses employment or continued employment with the purchaser on terms and conditions substantially comparable to those in effect immediately preceding the sale or divestiture, the Executive will not be provided severance pay under this Plan. The provisions of this Section apply to divestitures accomplished through sales of assets or through sales of corporate entities.
7.Disqualifying Conduct
In partial consideration for the severance pay contemplated by the Plan, if during the period an Executive is receiving Severance Pay, the Executive (i) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee or customer of the Company or its Affiliates, or encourages any employee to leave the Company; (ii) directly or indirectly, assist in soliciting in competition with the Company the business of any current customer, distributor or dealer or other sales or distribution channel partners of the Company; (iii) engages in, becomes affiliated with, or becomes employed by any business competitive with the Company, without the Company’s prior written consent; (iv) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or its Affiliates (except as required by the Executive’s work responsibilities with the Company or its Affiliates); (iv) disparages the Company; or (v) engages in any activity in violation of Company policies, including the Company’s Code of Conduct, or engages in conduct materially adverse to the best interests of the Company or its Affiliates; the Company will have no further obligation to provide severance pay.
The obligations in this Section are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Executive and the Company, or otherwise applicable to the Executive, and nothing in this Agreement is intended to waive, modify, alter or amend the terms of any such other agreement. THE EXECUTIVE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CESSATION OF SEVERANCE PAY IF THE EXECUTIVE SHOULD CHOOSE TO VIOLATE THIS PARAGRAPH WHILE RECEIVING SEVERANCE PAY. Nothing in this Agreement prohibits the Executive from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation.
8.Release
The Company will not be required to make or continue any severance payments under this Plan unless the Executive executes and delivers to Xylem, within 45 days (or as specified in termination agreement for Executives who are employed outside of the United States) following the Scheduled Termination Date, an irrevocable release, satisfactory to Xylem, in which the Executive discharges and releases the Company and the Company's directors, officers, employees and employee benefit plans from all claims (other than for benefits to which Executive is entitled under any Company employee benefit plan) arising out of Executive's employment or termination of employment.
9.Administration of Plan
This Plan will be administered by the Company’s Human Resources Department, which will have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations will be final, conclusive and binding.
10.Termination or Amendment
Xylem may terminate or amend this Plan ("Plan Change") at any time except that no Plan Change may reduce or adversely affect severance pay for any Executive whose employment terminates within two years of the effective date of the Plan Change provided that the Executive was a covered employee under this Plan on the date of the Plan Change.
11.Offset
Any severance pay provided to an Executive under this Plan will be offset in a manner consistent with Section 15 by reducing such severance pay by any severance pay, salary continuation, termination pay or similar pay or allowance that the Executive receives or is entitled to receive (i) under any other Company plan, policy practice, program, arrangement; (ii) pursuant to any employment agreement or other agreement with the Company; (iii) by virtue of any law, custom or practice. Any severance pay provided to Executive under this Plan will also be offset by reducing such severance pay by any severance pay, salary continuation pay, termination pay or similar pay or allowance received by the Executive as a result of any prior termination of employment with the Company.
Coordination of severance pay with any pay or benefits provided by any applicable Xylem short-term or long-term disability plan will be in accordance with the provisions of those plans.
12.Miscellaneous
Except as provided in this Plan, the Executive will not be entitled to any notice of termination or pay in lieu thereof. In cases where severance pay is provided under this Plan, pay in lieu of any unused current year vacation entitlement will be paid to the Executive in a lump sum. Benefits under this Plan are paid for entirely by the Company from its general assets. This Plan is not a contract of employment, does not guarantee the Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Executive at any time. The numbered section headings contained in this Plan are included solely for convenience of reference and will not in any way affect the meaning of any provision of this Plan.
If, for any reason, any one or more of the provisions or part of a provision contained in this Plan will be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision will to the full extent consistent with law remain in full force and effect.
All payments and benefits provided under this Plan shall be subject to applicable provisions of the Company’s Compensation Recoupment (“Clawback”) Policy 40-05, as such policy may be amended from time to time, as well as any applicable requirements imposed under applicable laws, rules, regulations, or stock exchange listing requirements.
The Plan will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof.
The Plan will be binding on all successors and assigns of the Xylem Inc. and an Executive.
13.Notices
Any notice and all other communication provided for in this Plan will be in writing and will be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

If to the Company:	If to Executive:
Xylem Inc. 301 Water Street SE Washington DC, 20003 Attention: Chief Legal Officer	To the most recent address of Executive set forth in the personnel records of the Company.
14.Adoption and Amendments
This Plan was initially adopted by Xylem Inc. on October 31, 2011 (the “Adoption Date”) and subsequently amended on February 24, 2016 and January 1, 2026.
15.Section 409A
This Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive's termination of employment with the Company the Executive is a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until a date that is the earlier of (a) the 1st day of the seventh month following the Executive's termination of employment with the Company and (b) the Executive’s death, at which point all payments deferred pursuant to this Section will be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute

"deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits will be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv). Each payment made under this Plan will be designated as a separate payment" within the meaning of Section 409A of the Code. The Company will consult with Executives in good faith regarding the implementation of the provisions of this Section; provided that neither the Company nor any of its employees or representatives will have any liability to Executives with respect to the provisions of this Section.